Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-251074-01) of Southwest Gas Corporation of our report dated March 1, 2022 relating to the financial statements, which appears in the 2021 Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 1, 2022